Exhibit 99.2

Is Oral Testosterone a Potential Treatment for COVID-19 in Men?

Introduction: Over 4 million cases of SARS-CoV-2 infections and more than 150,000 COVID-19 deaths have been recorded in the US alone. While COVID-19 infection rates of men and women are comparable, men are developing severe symptoms and dying at a significant higher rate than women. Men are 2.5x more likely to develop Acute Respiratory Distress Syndrome (ARDS), and 1.5-3x more likely to die from COVID-19 compared to women. Moreover, men with comorbidities commonly associated with lower testosterone are at a greater risk for severe disease and death. This presentation will discuss evidence that men with low testosterone (T) are at an increased risk for poor COVID-19 outcomes and the rationale of using an oral testosterone therapy, for COVID-19.

Objective: 1) To summarize recent publication data on the role T plays in the mortality discrepancy between men and women and 2) To evaluate whether LPCN 1149, once a day oral testosterone, is suitable to treat men with COVID-19.

Methods: A literature search on the possible mechanisms and clinical evidence concerning T levels in COVID-19 patients was performed.

Results: Key clinical evidences suggest that low T levels may play an important role on the clinical outcomes of COVID-19 in men. A recent clinical study investigating T levels in men with COVID-19 found more than 80% of men who died due to COVID-19 had low bioavailable T levels at the time of hospital admission. Those with severe ARDS had acutely depressed total T compared to patients who did not exhibit severe ARDS (total T: 63 ng/dL vs. 202 ng/dL). The mean total T levels for men who required invasive ventilation was 29 ng/dL, whereas those who were discharged from the ICU had mean total T of 254 ng/dL at the time of ICU admission. In comparison to other routes of testosterone administration, oral testosterone therapy may be the most convenient and suitable for acute treatment of COVID-19 both inpatient and outpatient settings. Oral T can rapidly increase the transiently reduced testosterone. This may prevent unfavorable COVID-19 outcomes through multiple mechanisms of action and its effects on the lung, immune cells, and liver. T therapy has pulmonary effects, including direct, non-transcriptional effects on airway smooth muscle and potentiating the relaxing effect of β2 agonists. In addition, T is known to induce the angiotensin-converting enzyme 2 (ACE2) expression, an important lung protective enzyme, to induce erythrocyte production, to increase hemoglobin and hematocrit, and thereby to improve oxygen carrying capacity. T is a known immunomodulator and exhibits an inhibitory effect on the expression of various cytokines including C-reactive protein, TNF-α, IL-1, and IL-6. Finally, its anabolic effect may prevent the loss of skeletal muscle mass seen in the hospitalized patients, particularly in the presence of low T.

Conclusions: Oral testosterone with the goal of achieving physiological T levels should be evaluated in clinical trials of COVID-19, particularly in men who are found to have T deficiency.

Authors: Benjamin J. Bruno*, Kongnara Papangkorn, Anthony DelConte, Nachiappan Chidambaram, Kilyoung Kim, Mahesh V. Patel